EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between SEVEN SEAS PETROLEUM INC. ("Company") and LARRY A. RAY ("Executive").

                              W I T N E S S E T H:

      WHEREAS, Company is desirous of employing Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of being employed by Company on such terms and conditions and for such consideration;

      NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES

      1.1 EMPLOYMENT; EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in
Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the "Effective Date" shall be June 12, 1997.

      1.2 POSITIONS. From and after the Effective Date, Company shall employ Executive in the position of Executive Vice President, Operations of Company, or in such other positions as the parties mutually may agree. Executive shall also serve as President of GHK Company Columbia. Executive currently serves on the Board of Directors of Company (the "Board of Directors") as a full member thereof. During the term of this Agreement, Company shall continue to cause Executive to be nominated to serve on the Board of Directors and will use reasonable efforts to secure Executive's election to the Board of Directors. It is the intention of the parties that Executive will be elected to and will serve on the Board of Directors while serving hereunder as Executive Vice President, Operations of Company.

      1.3 DUTIES AND SERVICES. Executive agrees to serve in the positions referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive's employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.

      1.4 OTHER INTERESTS. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors. The foregoing notwithstanding, the parties recognize and agree that Executive may
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engage in passive personal investments and other business activities that do not conflict with the business and affairs of Company or interfere with Executive's performance of his duties hereunder.

      1.5 DUTY OF LOYALTY. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would injure the business, interests, or reputation of Company or any of its subsidiaries or affiliates. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE 2:  TERM AND TERMINATION OF EMPLOYMENT

      2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period ( the "Term") beginning on the Effective Date and ending on June 12, 2000. If the employment relationship is not terminated prior to the end of the Term, either Company or Executive may elect, for any reason whatever, with or without cause, to cause the employment relationship to cease as of the expiration of the Term. This shall occur by either party giving a written notice to the other party at least 30 days prior to the end of the Term that the employment relationship shall cease as of the expiration of the Term. Should Executive serve the full Term and remain employed by Company beyond the expiration of the Term, such employment shall convert to a month-to-month, at-will relationship. Such at-will relationship may be terminated at any time by either Executive or Company for any reason whatsoever, with or without cause, upon 30 days' prior written notice to the other party.

      2.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

            (i)   upon Executive's death;

            (ii) upon Executive's becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 180 consecutive days;

            (iii) for cause, which for purposes of this Agreement shall mean Executive (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) has been convicted of a misdemeanor involving moral turpitude or convicted of a felony, (C) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder, (D) has materially breached any corporate policy or code of conduct established by Company, or (E) has willfully engaged in conduct that he knows or should know is materially injurious to Company or any of its affiliates;

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            (iv) for Executive's material breach of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or

            (v) for any other reason whatsoever, in the sole discretion of the Board of Directors.

      2.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

            (i) within 60 days of and in connection with or based upon (A) a material breach by Company of any material provision of this Agreement,
      (B) an overall substantial and material reduction in the nature or scope of Executive's duties and responsibilities, or (C) the assignment to Executive of duties and responsibilities that are materially inconsistent with the positions referred to in paragraph 1.2; provided, however, that, prior to Executive's termination of employment under this paragraph 2.3(i), Executive must give written notice to Company of any such breach, reduction or assignment and such breach, reduction or assignment must remain uncorrected for 30 days following such written notice; or

            (ii) at any time for any reason whatsoever, in the sole discretion of Executive.

      2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the Term provided in paragraph 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles 4 and 5 hereof.

ARTICLE 3:  COMPENSATION AND BENEFITS

      3.1 BASE SALARY. During the term of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $250,000 or
(ii) such amount as the parties mutually may agree upon from time to time. The minimum annual base salary shall not be reduced after any increase thereof. Executive's annual base salary shall be paid in equal installments in accordance with the Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

      3.2 BONUSES. Executive shall receive such bonuses, if any, as the Compensation Committee of the Board of Directors shall determine in its sole discretion.

      3.3 INITIAL STOCK OPTION. On the date of execution of this Agreement (the "Date of Grant"), Company shall grant to Executive an option (the "Initial Option") to purchase 200,000 shares of Company's common stock ("Stock") pursuant to the 1997 Stock Option Plan, as amended (the "Stock Option Plan"). The purchase price for each share of

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Stock subject to the Initial Option shall be equal to the Fair Market Value (as such term is defined in the Stock Option Plan) of a share of Stock as of the Date of Grant. Subject to the terms of the Stock Option Plan and the agreement to be executed by Company and Executive evidencing the Initial Option, the Initial Option shall (i) have a term of 5 years (which term shall begin on the [Effective Date] [Date of Grant]), (ii) vest and become exercisable with respect to (A) 33 1/3 % of the shares covered thereby as of the [Effective Date] [Date of Grant], (B) an additional 33 1/3 % of the shares covered thereby on the first anniversary of the [Effective Date] [Date of Grant], and (C) an additional 33 1/3 % of the shares covered thereby on the second anniversary of the [Effective Date] [Date of Grant], (iii) become vested and fully exercisable by Executive upon the occurrence of a "Change in Control" (as such term is defined in Section
3.6 hereof) while Executive is employed by Company, and (iv) constitute an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to the maximum extent permitted by law.

      3.4 RELOCATION AND MOVING EXPENSES. Company shall reimburse Executive for all reasonable expenses associated with the sale of Executive's residence in Oklahoma City, Oklahoma and all reasonable moving costs or other expenses associated with the relocation of Executive's residence to the Houston, Texas metropolitan area. For the period (the "Commuting Period") beginning with the Effective Date and ending on the earlier of (i) the date Executive sells his principal residence in Oklahoma City, Oklahoma or (ii) the first anniversary of the Effective Date, Company shall, at its sole cost and expense, provide Executive with a furnished apartment in the Houston, Texas metropolitan area, which apartment shall be mutually agreeable to Company and Executive and shall have electricity, local phone service, basic cable television service, and weekly maid service. Further, during the Commuting Period, Company shall (A) reimburse Executive for the reasonable costs of his transportation between Oklahoma City and Houston and (B) reimburse Executive for his transportation expenses incurred within Houston or, at the request of Executive, provide him with an automobile for his use within Houston.

      3.5 OTHER PERQUISITES. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

            (i) BUSINESS AND ENTERTAINMENT EXPENSES - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

            (ii) CLUB MEMBERSHIP - Executive shall be allowed to obtain membership at a mutually acceptable country club in the Houston, Texas metropolitan area in Executive's name and Company shall reimburse Executive for, or pay on behalf of Executive, initiation fees, assessments, monthly dues, and reasonable business use associated with such membership.

            (iii) OTHER COMPANY BENEFITS - Executive and, to the extent applicable, Executive's spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which

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      are now, or may hereafter be, available to other executive employees of
      Company. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plans, vacation and sick leave benefits, and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

      3.6 CHANGE IN CONTROL BENEFITS. Upon the occurrence of a Change in Control (as such term is hereinafter defined) prior to expiration of the Term provided in paragraph 2.1, the Company shall (i) promptly pay Executive a single lump sum cash bonus payment in an amount equal to the aggregate base salary that would be payable by Company to Executive for the unexpired portion of the Term based upon Executive's base salary in effect pursuant to paragraph 3.1 immediately prior to such Change in Control and (ii) cause all outstanding stock options granted by Company to Executive (including, without limitation, the Initial Option) to become vested and immediately exercisable in full. In addition, if Executive's employment is terminated for any reason whatsoever on or after the occurrence of a Change in Control and prior to expiration of the Term provided in paragraph 2.1, then during the period, if any (but in no event for more than 12 months after the date of Executive's termination of employment), that Executive elects to continue coverage for himself and any of his eligible dependents under Company's group health plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Executive's premiums for such coverage shall be no greater than that charged by Company generally to its active executive employees for coverage under such plans. For purposes of this Agreement, the term "Change in Control" shall mean (1) any merger, consolidation, or reorganization in which Company is not the surviving entity (or survives only as a subsidiary of an entity), (2) any sale, lease, exchange, or other transfer of (or agreement to sell, lease, exchange, or otherwise transfer) all or substantially all of the assets of Company to any other person or entity (in one transaction or a series of related transactions), (3) dissolution or liquidation of Company, (4) when any person or entity, including a "group" as contemplated by Section 13(d) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of Company's voting stock (based upon voting power), or (5) as a result of or in connection with a contested election of directors, the persons who were directors of Company before such election cease to constitute a majority of the Board of Directors; provided, however, that the term "Change in Control" shall not include any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction involving solely Company and one or more previously wholly-owned subsidiaries of Company.

ARTICLE 4:  PROTECTION OF INFORMATION

      4.1 DISCLOSURE TO EXECUTIVE. Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of Company or its affiliates; and/or shall entrust Executive with business opportunities of Company or its affiliates; and/or shall place Executive in a position to develop business good will on behalf of Company or its affiliates.

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      4.2 DISCLOSURE TO AND PROPERTY OF COMPANY. All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by Company (whether during business hours or otherwise and whether on Company's premises or otherwise) which relate to Company's business, products, or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Company and are and shall be the sole and exclusive property of Company. Moreover, all documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Company. Upon termination of Executive's employment by Company, for any reason, Executive promptly shall deliver the same, and all copies thereof, to Company.

      4.3 NO UNAUTHORIZED USE OR DISCLOSURE. Executive will not, at any time during or after Executive's employment by Company, make any unauthorized disclosure of any confidential business information or trade secrets of Company or its affiliates, or make any use thereof, except in the carrying out of Executive's employment responsibilities hereunder. Affiliates of the Company shall be third party beneficiaries of Executive's obligations under this paragraph. As a result of Executive's employment by Company, Executive may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Company's confidential business information and trade secrets.

      4.4 OWNERSHIP BY COMPANY. If, during Executive's employment by company, Executive creates any work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company's premises or otherwise), Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive's employment; or, if the work is not prepared by Executive within the scope of Executive's employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive's employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to

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assign, and by these presents does assign, to Company all of Executive's worldwide right, title, and interest in and to such work and all rights of copyright therein.

      4.5 ASSISTANCE BY EXECUTIVE. Both during the period of Executive's employment by Company and thereafter, Executive shall assist Company and its nominee, at any time, in the protection of Company's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

      4.6 REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating payments then owing to Executive under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to Company, including the recovery of damages from Executive and his agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.

ARTICLE 5:  STATEMENTS CONCERNING COMPANY

      5.1 IN GENERAL. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Company, any of its affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Company, any of its affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Company, any of its affiliates, or any of such entities' officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

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ARTICLE 6:  EFFECT OF TERMINATION ON COMPENSATION

      6.1 BY EXPIRATION. If Executive's employment hereunder shall terminate upon expiration of the Term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment. Upon any termination of the employment relationship by either Executive or Company after the expiration of the Term provided in paragraph 2.1, Executive shall be entitled to pro-rata salary through the date of such termination and any and all other compensation to which Executive is entitled under this Agreement and all future benefits for which Executive is eligible under this Agreement shall cease and terminate.

      6.2 BY COMPANY. If Executive's employment hereunder shall be terminated by Company prior to expiration of the Term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall occur prior to the occurrence of a Change in Control for any reason other than those encompassed by paragraphs 2.2(i), (ii), (iii), or (iv), then, provided Executive executes a release of all of his claims and causes of action against Company and its affiliates (which release shall be in a form that is satisfactory to Company; (the "Release")), Company shall provide Executive with Termination Benefits. For purposes of this Agreement, the term "Termination Benefits" shall mean the following: (i) Company shall continue to pay to Executive his base salary in effect pursuant to paragraph 3.1 at the time of Executive's termination of employment for the unexpired portion of the Term set forth in paragraph 2.1; (ii) the Initial Option shall become vested and immediately exercisable in full upon Executive's termination of employment and for a period of six months thereafter (but in no event shall the Initial Option be exercisable after the expiration of its initial term); (iii) all other outstanding stock options granted by Company to Executive shall become vested and immediately exercisable in full upon Executive's termination of employment and for a period of three months thereafter or for such greater period as may be provided in the plan or plans pursuant to which such stock options were granted (but in no event shall any such stock option be exercisable after the expiration of the original term of such stock option); and (iv) during the period, if any (but in no event for more than 12 months after the date of Executive's termination of employment), that Executive elects to continue coverage for himself and any of his eligible dependents under Company's group health plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Executive's premiums for such coverage shall be no greater than that charged by Company generally to its active executive employees for coverage under such plans.

      6.3 BY EXECUTIVE. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the Term provided in paragraph 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that if such termination shall occur prior to the occurrence of a Change in Control for a reason encompassed by paragraph 2.3(i), then, provided Executive executes the Release, Company shall provide Executive with Termination Benefits.

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      6.4 NO DUTY TO MITIGATE LOSSES. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 6. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 6 apply shall not reduce Company's obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 6.

      6.5 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this
Article 6 shall be received by Executive as liquidated damages.

      6.6 INCENTIVE AND DEFERRED COMPENSATION. This Agreement governs the rights and obligations of Executive and Company with respect to Executive's base salary and certain perquisites of employment. Executive's rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters except to the extent expressly set forth herein.

ARTICLE 7:  MISCELLANEOUS

      7.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      IF TO COMPANY TO:       Seven Seas Petroleum Inc.
                              Suite 960, Three Post Oak Central
                              1990 Post Oak Boulevard
                              Houston, Texas 77056
                              Attention: Robert A. Hefner, III, Chairman

      IF TO EXECUTIVE TO:     Mr. Larry A. Ray

                              ___________________________________________

                              ___________________________________________

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      7.2 APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

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      7.3 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

      7.4 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

      7.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

      7.6 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

      7.7 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

      7.8 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

      7.9 AFFILIATE. As used in this Agreement, the term "affiliate" shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.

      7.10 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

      7.11 TERM. This Agreement has a term co-extensive with the term of employment provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4 and 5 shall survive any termination of the employment relationship and/or of this Agreement.

      7.12 ENTIRE AGREEMENT. Except as provided in (i) the written benefit plans and programs referenced in paragraph 3.5(iii), and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of

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the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the _____ day of ____________, 1997, to be effective as of the Effective Date.

                                    SEVEN SEAS PETROLEUM INC.

                                    BY:   ____________________________________
                                          NAME:  _____________________________
                                          TITLE:   ___________________________

                                                                     "COMPANY"
                                    __________________________________________
                                    LARRY A. RAY

                                                                   "EXECUTIVE"

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